EXHIBIT 10.72

2010 Base Salaries, 2010 Target Incentive

Opportunity Percentages, and 2010 Equity Awards for Named Executive Officers

Named Executive Officer	2010 Base Salary	2010 Target Incentive Award Opportunity (% of base salary)	2010 Equity Awards
			Stock Options ($)	Performance Units ($)	Time-Based Restricted Stock Units ($)
Myron E. Ullman, III Chairman of the Board and Chief Executive Officer	$1,500,000	125%	$1,600,000	$4,800,000	$1,600,000
Robert B. Cavanaugh Executive Vice President and Chief Financial Officer	$715,000	75%	$750,000	$375,000	$375,000
Janet L. Dhillon Executive Vice President, General Counsel and Secretary	$530,000	60%	$475,000	$237,500	$237,500
Thomas M. Nealon Executive Vice President and Chief Information Officer	$575,000	75%	$500,000	$250,000	$250,000
Michael T. Theilmann Executive Vice President, Chief Human Resources and Administration Officer	$625,000	75%	$712,500	$356,250	$356,250